Exhibit 99.1

FOR IMMEDIATE RELEASE

Aaron's, Inc. Announces Curt Doman Appointed to Board of Directors
David Kolb and Brian Kahn Depart

ATLANTA (August 11, 2015) -- Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced that Curt Doman, Chief Technology Officer and Co-Founder of Progressive Leasing, has been appointed to the Aaron’s, Inc. Board of Directors. The Company also announced that David Kolb and Brian Kahn are departing the Board.
Ray Robinson, Chairman of Aaron’s Inc. Board of Directors, said that Doman's entrepreneurial experience and vision will be a strong addition to the Board. "Curt pioneered the virtual lease-to-own business with the co-founding of Progressive Leasing in 1999," Robinson said. "He has a deep understanding of technology, and he's used that to bring innovation to businesses that serve credit-constrained customers. Curt built the proprietary systems that form the core of Progressive, and his leadership helped grow it into the premiere virtual lease-to-own company," said Robinson.
“As we look forward to welcoming Curt, we also want to acknowledge the contributions that Dave and Brian made during their time on the Board,” Robinson said. "Dave has been contemplating retirement for some time, and we sincerely appreciate his commitment and his nearly 12 years of dedicated service to Aaron’s and our Board. We wish him well. We also appreciate Brian’s insights on our Board as Aaron’s has continued to pursue the successful transformation of its business over the past year. We wish Brian all the best,” Robinson further said.
“The addition of Curt to the Board is significant and timely for Aaron’s," said Kahn, the founding and managing member of Vintage Capital Management. "Progressive has exceeded Aaron's expectations. As the division starts to contribute a larger share of revenues and profits, it's important that the Board has the skill sets necessary to achieve our goals. Curt's experience will be invaluable to Aaron’s over the long term. CEO John Robinson has done a great job instituting operational improvements across the organization. That work is just beginning to bear fruit, and I am confident today's announcement will help Aaron's continue on that path."
About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently has more than 2,000 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through approximately 16,000 retail locations in 46 states. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

Aaron's Media Contact:
Garet Hayes; Aaron's Director of Public Relations; 678-402-3863 or garet.hayes@aarons.com

Aaron’s Investor Relations Contact:
Sharon Lawrence; Aaron’s Vice President, Finance; 678-402-3000